Exhibit 10.2

Bitcoin Depot 2870 Peachtree Rd #327 Atlanta, GA, 30305 678-435-9604 Bitcoindepot.com

March 30, 2026

Dear Mr. Gray,

Your continued leadership is important to the financial growth and success of Bitcoin Depot Inc., a Delaware corporation (the “Company”). The Company is therefore offering you a retention bonus (the “Retention Bonus”) in the aggregate amount of $900,000, in consideration of your continued service to the Company during the twelve (12) month period commencing on March 30, 2026 (the “Effective Date”), subject to the terms and conditions herein.

The Company will pay you the Retention Bonus in three equal installments as follows: (i) one-third ($300,000) within thirty (30) days of the Effective Date; (ii) one-third ($300,000) on the six-month anniversary of the Effective Date; and (iii) one-third ($300,000) on the twelve-month anniversary of the Effective Date (each such date, a “Payment Date”), subject in each case to your continued employment with the Company or its affiliates through the date of the payment.

Withholding

All compensation paid to you under this letter agreement shall be less all applicable withholdings.

No Right to Continued Employment

Nothing in this letter agreement confers on you any right to continued employment with the Company or any of its affiliates or successors. You remain an at-will employee for the duration of your employment with the Company, which means you or the Company may terminate your employment at any time.

Section 409A

Payments made to you under this letter agreement are intended to comply with Section 409A of the Internal Revenue Code (“Section 409A”) or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this letter agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by you due to non-compliance with Section 409A.

Clawback

In the event of (a) your voluntary resignation of employment, or (b) termination of your employment by the Company for Cause, in each case, prior to the last Payment Date, you will repay any and all portions of the Retention Bonus paid prior to your termination of employment, net of all applicable taxes.

For purposes of this letter, “Cause” (A) shall have the meaning ascribed to the term in any employment agreement between you and the Company or its affiliates or, (B) if no such employment agreement exists, shall mean a good faith finding by the board of directors of the Company (the “Board”), following written notice to you and, where susceptible to cure in the Board’s discretion, a cure period of not less than thirty (30) days following receipt of such notice, of:

(i) your material breach of any written agreement between you and one or more of the Company, Bitcoin Depot Operating LLC, and any of their direct and indirect subsidiaries as may exist from time to time, (collectively referred to as the “Company Group”), including your material breach of any representation, warranty or covenant made under any such agreement which breach has a material adverse effect on any member of the Company;

(ii) your material breach of any policy or code of conduct established by a member of the Company Group and applicable to you, which breach has a material adverse effect on the Company;

(iii) your violation of any law applicable to the workplace (including any law regarding anti-harassment, anti-discrimination, or anti-retaliation);

(iv) your gross negligence or willful misconduct that is materially injurious to the financial condition or business reputation of the Company;

(v) your breach of fiduciary duty, fraud, theft or embezzlement;

(vi) the commission by you of, or conviction or indictment of you for, or plea of nolo contendere by you to, any felony (or state law equivalent), a violation of federal or state securities laws, or any crime involving moral turpitude; or

(vii) your willful failure or refusal to perform your obligations pursuant to any agreement with a member of the Company Group or to follow any lawful directive from the Board, as determined by the Board (except for a failure that is attributable to your illness, injury or disability) for a period of 10 days following written notice by the Company to you of such failure.

Notwithstanding anything to the contrary, a resignation by you at a time when grounds for Cause exist shall be deemed to be a termination of your employment by the Company for Cause.

Amounts payable hereunder are also subject to any policy (whether currently in existence or later adopted) established by the Company providing for clawback or recovery of amounts that were paid to you. The Company will make any determination for clawback or recovery in its sole discretion and in accordance with any applicable law, regulation or listing exchange requirement.

Existing Employment Terms

Except as expressly set forth in this letter agreement, all other terms and conditions of your existing employment, including any employment agreement between you and the Company or its affiliates, shall remain unchanged and in full force and effect.

Governing Law

This offer letter shall be governed by the laws of Georgia, without regard to conflict of law principles.

Please confirm your agreement to the foregoing by executing this letter as indicated below and returning a copy of such executed letter agreement by e-mail to HR@bitcoindepot.com.

Yours sincerely,

W. Alexander Holmes

On behalf of Bitcoin Depot Inc.

Signed	/s/ W. Alexander Holmes

Acknowledged and agreed by:

/s/ David Gray
David Gray

Date: March 30, 2026